Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Consolidated Communications Holdings, Inc. 2005 Long-Term Incentive Plan of our reports dated February 27, 2015, with respect to the consolidated financial statements of Consolidated Communications Holdings, Inc. and the effectiveness of internal control over financial reporting of Consolidated Communications, Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

St. Louis, Missouri

May 7, 2015